EXHIBIT 99.1

US AIRWAYS FEDERAL LOAN GUARANTEE APPROVED
BY AIR TRANSPORTATION STABILIZATION BOARD

     ARLINGTON, Va. Feb. 11, 2003 - US Airways President and Chief Executive Officer David Siegel expressed his appreciation today following notification by the Air Transportation Stabilization Board (ATSB) that it had unanimously approved its $900 million federal guarantee of a $1 billion loan for the airline.

     "We are gratified by the ATSB's action today, and its vote of confidence in our company's restructuring and prospects for long-term success. The management team has been joined by our employees in making difficult decisions that were necessary to ensure that our airline would not be a victim of September 11, and instead, would be shaped into a vigorous competitor," said Siegel. "We are on track to emerge from Chapter 11 protection by March 31, and while there is still much work to be done, today's vote of support from the ATSB is another momentum-building achievement in that effort. We continue to try to demonstrate to our constituencies - including our employees, our customers, the communities we serve, public officials and the ATSB - that this airline deserves the opportunity, which this federal loan guarantee affords us, by providing us with resources to restructure, and in the process, save tens of thousands of jobs and air service and competition to 200 communities."

     US Airways is the nation's seventh-largest airline, serving 200 communities in the U.S., Canada, Mexico, the Caribbean and Europe. Most of its route network is concentrated in the eastern U.S., where it is the largest air carrier east of the Mississippi. It employs approximately 33,000 people and operates a fleet of 279 mainline jet aircraft.
US Airways and its US Airways Express partner carriers operate more than 3,400 flights per day.

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